Exhibit 99.1

The Vita Coco Company Reports Strong Third Quarter 2025 Financial Results and Raises Full Year Guidance

Net Sales Increased 37% to $182 million driven by Vita Coco Coconut Water growth of 42%
Net Income Increased $5 million to $24 million and Non-GAAP Adjusted EBITDA1 Increased $9 million to $32 million

Company Raises Full Year Net Sales and Adjusted EBITDA Guidance

NEW YORK, NY – October 29, 2025 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the third quarter ended September 30, 2025.

Third Quarter and Year-to-Date 2025 Highlights Compared to Prior Year Period
•Net sales were $182 million an increase of 37% in the third quarter and $482 million year-to-date an increase of 24%.
•Vita Coco Coconut Water net sales grew 42% in the third quarter and 31% year-to-date.
•Gross profit was $69 million in the third quarter, an increase of $17 million, and $178 million year-to-date, an increase of $21 million.
•Gross margin was 38% of net sales in the third quarter compared to 39%, and 37% of net sales year-to-date compared to 41% of net sales.
•Net income was $24 million in the third quarter compared to $19 million, and $66 million year-to-date compared to $53 million.
•Net income per diluted share was $0.40 in the third quarter compared to $0.32, and $1.10 per diluted share year-to-date compared to $0.89.
•Non-GAAP Adjusted EBITDA1 was $32 million in the third quarter compared to $23 million. Non-GAAP Adjusted EBITDA1 was $84 million year-to-date, compared to $76 million.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "I am very proud of our team and our very strong third quarter performance. The coconut water category continues to be one of the fastest growing categories in the beverage aisle, with Vita Coco Coconut Water maintaining strong retail sales growth rates in the United States and our core international markets. We believe this growth is being fueled by our investment as the category leader in these focus markets, driving increased household penetration and new consumption occasions. I believe we are well positioned to continue to drive long term growth in 2026 and beyond."

Martin Roper, the Company’s Chief Executive Officer, said, “Our exceptionally strong shipment performance in the third quarter benefited from very strong demand for Vita Coco Coconut Water, and great execution from our teams. Our increased full year net sales guidance is based on this momentum, and on delivering high teens Vita Coco Coconut Water full year growth. Even though the applicable tariff rates have increased since we last reported earnings, our strong topline growth and operational execution supports our raise of our full year adjusted EBITDA guidance."

Third Quarter 2025 Consolidated Results
Net sales increased $49 million, or 37%, to $182 million for the third quarter ended September 30, 2025, compared to $133 million in the prior year period. The increase in net sales was driven by strong growth in Vita Coco Coconut Water case equivalent ("CE") volumes and growth in the Other category driven by the U.S. rollout of Vita Coco Treats.

Gross profit increased to $69 million, from $52 million in the prior year period. The increase was driven by higher CE volume and increased pricing, partially offset by the decreased gross margin. Gross margin was 38% compared to 39% in the prior year period. The decrease in gross margin resulted from increased finished goods product costs and tariff costs, partially offset by branded coconut water pricing.

Selling, general and administrative ("SG&A") expenses were $41 million, compared to $31 million in the prior year period. The increase was largely due to increased people-related expenses and marketing investment.

Net income was $24 million, or $0.40 per diluted share, compared to net income of $19 million, or $0.32 per diluted share, in the prior year period. Net income benefited from higher gross profit and a lower year on year tax rate, partially offset by higher year on year SG&A spending and a negative foreign currency effect of $2 million.

Non-GAAP Adjusted EBITDA1 was $32 million, compared to $23 million in the prior year period primarily due to the increased gross profit partially offset by higher SG&A spending.

Balance Sheet

As of September 30, 2025, the Company's financial position remained strong with no debt and cash and cash equivalents of $204 million, up significantly from $165 million at the start of the year. Our inventory levels remained healthy at $84 million, similar to December 31, 2024 levels. Accounts receivable increased to $103 million from $63 million as of December 31, 2024, primarily due to increased net sales and the seasonality of our business.

On October 30, 2023, the Company's Board of Directors (the "Board") approved a share repurchase program (the "Repurchase Program") authorizing the Company to repurchase up to $40 million of the Company's common stock. On April 28, 2025, the Board approved an additional $25.0 million for the Repurchase Program, increasing the authorized limit to $65.0 million. During the nine months ended September 30, 2025 the Company repurchased shares of its common stock for a total of $10.2 million. As of September 30, 2025, the Company had approximately $42.0 million remaining on the authorized limit of the Repurchase Program.

Fiscal Year 2025 Full Year Outlook
The Company is raising its full year 2025 guidance, which includes the expected impact of the current applicable tariff rates and the Company's mitigation actions.
•Net sales expected to be between $580 million and $595 million, with growth driven by projected Vita Coco Coconut Water growth of high teens and the benefit of Vita Coco Treats rollout.
•Gross margin expected to be approximately 36% with increased finished goods costs versus 2024, and the impact of current tariffs, partially offset by net pricing and slightly lower logistics costs.
•SG&A expenses expected to increase high-single digits versus 2024.
•Adjusted EBITDA1 expected to be in the range of $90 million to $95 million.
Uncertainty and instability of the current operating environment, geopolitical landscape, and global economies, including changes in tariff rates, associated potential competitive pricing actions and our own price elasticity, could affect this outlook and our future results.

Footnotes:
(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Non-GAAP Financial Measures herein for further discussion and reconciliation of this measure to GAAP measures.

(2)GAAP Net income 2025 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details

To participate in the live earnings call and question and answer session, please register at https://register-conf.media-server.com/register/BIc88111859bd84d28a11ceb938d678ef9 and dial-in information will be provided directly to you. The live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company
The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand Vita Coco, sustainably packaged water Ever & Ever, and protein-infused water PWR LIFT. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes, nutrients, and vitamins, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out, and more.
Contacts

Investor Relations:
ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, tariffs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships, and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$203,705	$164,669
Accounts receivable, net of allowance of $3,469 at September 30, 2025, and $2,255 at December 31, 2024	103,387	63,450
Inventory	84,418	83,600
Supplier advances, current	767	954
Derivative assets	2,177	1,382
Prepaid expenses and other current assets	28,876	27,236
Total current assets	423,330	341,291
Property and equipment, net	7,207	2,351
Goodwill	7,791	7,791
Supplier advances, long-term	2,392	2,254
Deferred tax assets, net	6,098	6,100
Right-of-use assets, net	11,896	385
Other assets	2,580	2,209
Total assets	$461,294	$362,381
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,262	$30,758
Accrued expenses and other current liabilities	99,775	65,603
Notes payable, current	5	10
Derivative liabilities	1,415	6,895
Total current liabilities	123,457	103,266
Notes payable, long-term	—	3
Operating lease liability, long-term	14,006	—
Other long-term liabilities	98	295
Total liabilities	$137,561	$103,564
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 64,027,120 and 63,702,387 shares issued at September 30, 2025 and December 31, 2024, respectively; 56,948,258 and 56,961,941 Shares Outstanding at September 30, 2025 and December 31, 2024, respectively.	640	637
Additional paid-in capital	181,992	174,077
Retained earnings	222,487	156,694
Accumulated other comprehensive income (loss)	549	(860)
Treasury stock, 7,078,862 shares at cost as of September 30, 2025, and 6,740,446 shares at cost as of December 31, 2024.	(81,935)	(71,731)
Total stockholders’ equity	323,733	258,817
Total liabilities and stockholders’ equity	$461,294	$362,381

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$182,313	$132,906	$481,993	$388,720
Cost of goods sold	113,645	81,344	303,975	231,244
Gross profit	68,668	51,562	178,018	157,476
Operating expenses
Selling, general and administrative	40,745	30,967	105,680	87,941
Income from operations	27,923	20,595	72,338	69,535
Other income (expense)
Unrealized gain/(loss) on derivative instruments	2,391	2,592	6,275	(5,896)
Foreign currency gain/(loss)	(1,411)	550	(349)	472
Interest income	1,776	1,876	4,794	5,026
Other income	—	—	155	—
Total other income (expense)	2,756	5,018	10,875	(398)
Income before income taxes	30,679	25,613	83,213	69,137
Income tax expense	6,676	6,362	17,420	16,555
Net income	$24,003	$19,251	$65,793	$52,582
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.42	$0.34	$1.16	$0.93
Diluted	$0.40	$0.32	$1.10	$0.89
Weighted-average number of common shares outstanding
Basic	56,850,812	56,769,410	56,879,627	56,688,362
Diluted	59,878,602	59,314,805	59,832,067	59,099,179

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$65,793	$52,582
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	636	540
Amortization of debt issuance cost	11	—
Loss on disposal of equipment	—	13
Provision (recovery) for credit losses	1,300	(665)
Unrealized (gain)/loss on derivative instruments	(6,275)	5,896
Stock-based compensation	8,123	6,649
Impairment loss on Runa assets	185	—
Noncash lease expense	1,052	764
Changes in operating assets and liabilities:
Accounts receivable	(39,706)	(26,910)
Inventory	(302)	(13,974)
Prepaid expenses, net supplier advances, and other assets	345	(2,585)
Accounts payable, accrued expenses, and other long-term liabilities	19,907	13,667
Net cash provided by operating activities	51,069	35,977

Cash flows from investing activities:
Cash paid for property and equipment	(4,921)	(849)
Net cash used in investing activities	(4,921)	(849)

Cash flows from financing activities:
Proceeds from exercise of stock awards	2,281	1,676
Cash paid on notes payable	(8)	(10)
Cash paid to acquire treasury stock	(10,204)	(12,030)
Net cash used in financing activities	(7,931)	(10,364)
Effects of exchange rate changes on cash and cash equivalents	833	333
Net increase in cash and cash equivalents	39,050	25,097
Cash and cash equivalents and restricted cash at beginning of the period (1)	165,933	132,867
Cash and cash equivalents and restricted cash at end of the period (1)	$204,983	157,964

1 Includes $1,278 and $1,258 of restricted cash as of September 30, 2025 and 2024, respectively, reported in other current assets on the condensed consolidated balance sheet.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)		(in thousands)
Net income	24,003	19,251	$65,793	$52,582
Depreciation and amortization	228	196	636	540
Interest income	(1,776)	(1,876)	(4,794)	(5,026)
Income tax expense	6,676	6,362	17,420	16,555
EBITDA	$29,131	$23,933	$79,055	$64,651
Stock-based compensation (a)	2,975	2,141	8,123	6,649
Unrealized (gain)/loss on derivative instruments (b)	(2,391)	(2,592)	(6,275)	5,896
Foreign currency (gain)/loss (b)	1,411	(550)	349	(472)
Secondary Offering Costs (c)	—	—	—	(324)
Other adjustments (d)	1,264	—	2,886	—
Adjusted EBITDA	$32,390	$22,932	$84,138	$76,400
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)The amounts for the nine months ended September 30, 2024 relate to an expense waiver of certain costs incurred during the November 9, 2023 block trade. The Company did not receive any proceeds from the sale of the shares. For additional information regarding the expense waiver for the nine months ended September 30, 2024, see Note 15, Related Party Transactions, in our condensed consolidated financial statements included in this Quarterly Report on Form 10-Q.
(d)The three and nine months ended September 30, 2025 includes $0.6 million and $1.8 million, respectively, related to a one-time 2023 incentive program that is measured based on full-year 2025 performance structured differently from our other ongoing employee incentive programs, $0.4 million and $1.1 million, respectively, of overlapping rent expense related to our New York City office and $0.2 million of impairment loss related to the sale of Runa. The three months ended September 30, 2025 also includes $0.1 million of provision for credit losses related to the partially recovered prepaid inventory from a supplier recorded in the first half of 2025 (refer to the Form 10-K and the Form 10-Q for the quarterly period ended June 30, 2025 for further details). In the nine months ended September 30, 2025, these amounts were offset by $0.1 million of partial recoveries of prepaid inventory from a supplier (refer to the Form 10-K for further details) and a gain of $0.2 million from a sale of intellectual property.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Americas segment
Vita Coco Coconut Water	$132,438	$94,013	$339,006	$262,029
Private Label	14,360	16,489	50,242	63,897
Other	4,926	1,744	17,037	6,913
Subtotal	$151,724	$112,246	$406,285	$332,839
International segment
Vita Coco Coconut Water	$21,939	$14,883	$54,998	$38,500
Private Label	8,137	4,800	19,118	14,768
Other	513	977	1,592	2,613
Subtotal	$30,589	$20,660	$75,708	$55,881
Total net sales	$182,313	$132,906	$481,993	$388,720

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Cost of goods sold
Americas segment	$93,859	$68,681	$255,062	$196,195
International segment	19,786	12,663	48,913	35,049
Total cost of goods sold	$113,645	$81,344	$303,975	$231,244
Gross profit
Americas segment	$57,866	$43,563	$151,224	$136,643
International segment	10,802	7,999	26,794	20,833
Total gross profit	$68,668	$51,562	$178,018	$157,476
Gross margin
Americas segment	38.1%	38.8%	37.2%	41.1%
International segment	35.3%	38.7%	35.4%	37.3%
Consolidated	37.7%	38.8%	36.9%	40.5%

	VOLUME (CE)
	Percentage Change - Three Months Ended September 30, 2025 vs. 2024
	Americas segment	International segment	Total
Vita Coco Coconut Water	30.3%	35.9%	31.2%
Private Label	(11.7)%	71.1%	8.3%
Other	236.6%	(73.5)%	195.8%
Subtotal	25.4%	44.1%	28.8%

	Percentage Change - Nine Months Ended September 30, 2025 vs. 2024
	Americas segment	International segment	Total
Vita Coco Coconut Water	24.8%	30.8%	25.8%
Private Label	(16.6)%	37.1%	(5.3)%
Other	211.6%	(16.1)%	191.2%
Subtotal	18.7%	32.2%	21.0%
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil. We may have immaterial sales of raw materials at times that are treated as zero CEs for the purposes of these calculations.